Exhibit 99.1

For immediate release

April 9, 2020

AtriCure Announces Preliminary Financial Results for First Quarter 2020 and Provides COVID-19 Pandemic Update

MASON, Ohio — April 9, 2020 — AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced preliminary financial results for the first quarter 2020 and provided updates in response to the COVID-19 pandemic.

“Through these challenging times, our first priority continues to be the health, safety, and well being of our employees, customers, and their patients,” said Michael Carrel, President & Chief Executive Officer. “While we believe strongly in the long-term prospects of our business,  we expect a reduction in forecasted sales over the next several months. What has not changed is the strong foundation and the many unique catalysts for our business, including the CONVERGE and aMAZE clinical trials, the EnCompassTM Clamp and the thoracic pain management opportunity. We expect that once we’re through this period of uncertainty, the strong foundation we have built will carry us into a future of sustained growth.”

COVID-19 Pandemic Updates

AtriCure remains committed to the health and safety of our employees and their families, our customers,  suppliers, and patients through this difficult time. “We are incredibly grateful for AtriCure employees who continue to passionately pursue our mission for patients,” said Mr. Carrel. “In addition, the healthcare workers on the front lines are real-life heroes and will forever deserve our gratitude for their efforts.”  The company has taken important action to mitigate potential health and safety risks posed by the COVID-19 pandemic while ensuring the continuity of operations. These actions include:

Health and Safety:  In a continuing effort to protect the health and safety of our workforce and their families and communities and based on applicable orders and recommendations from federal and local government and health agencies, employees have been enabled to work from home. There are certain exceptions to ensure the continuity of customer support services at the request of physician and hospital customers, as well as critical manufacturing operations noted below. The company has also implemented other measures, such as restricting travel where possible, to protect the health and safety of our customers, their patients and our employees.

Maintaining Operations:  Consistent with applicable exceptions, AtriCure is maintaining streamlined manufacturing, assembly, fulfillment and other related processes in order to continue providing products to our customers. For company employees involved in such operation-critical processes, we have implemented a number of recommended best practices to protect the health and safety of our workforce.

Expense Management:  AtriCure has implemented several measures to reduce its operating expenses in response to the COVID-19 outbreak. The company is delaying certain capital investments and hiring, reducing executive management and board compensation, and reducing other non-essential sales, general and administrative expenses where possible, without sacrificing investments in critical strategic initiatives.

Volunteer Efforts: Many company employees have dedicated their time and expertise to helping hospital customers in response to the pandemic. These efforts include working with local hospitals to produce essential equipment and expanding available volunteer time off for those employees who are nurses and healthcare practitioners to spend time serving where possible.

Preliminary First Quarter Results and Update on 2020 Financial Guidance

First quarter 2020 preliminary revenue is expected to be $53.2 million, representing a decrease of $0.7 million or (1.4)%, compared to first quarter 2019 revenue.

Due to the unpredictability of the duration and the magnitude of this impact from the COVID-19 pandemic,  AtriCure is withdrawing its previously announced financial guidance for 2020, which was issued on February 18, 2020. AtriCure plans to provide additional information, to the extent practical, during its first quarter earnings call which is expected to occur on April 29, 2020.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding the potential future impact of the COVID-19 outbreak within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the pendency and impact of the COVID-19 outbreak, government actions taken in response to or in connection with COVID-19, material delays and cancellations of procedures related to COVID-19, delayed spending by healthcare providers in connection with COVID-19, supply chain disruptions related to COVID-19, and other factors detailed from time to time in the Company’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this press release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

CONTACTS:

Andy Wade

AtriCure, Inc.

Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com